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                                                                     EXHIBIT 5.2

                  [Letterhead of Gibson, Dunn & Crutcher LLP]

                                January 13, 2004

(310) 552-8500                                                     C 19398-00007



Coeur d'Alene Mines Corporation
400 Coeur d'Alene Mines Building
505 Front Avenue
Coeur d'Alene, Idaho 83814

         Re:      Coeur d'Alene Mines Corporation

Ladies and Gentlemen:

         As counsel for Coeur d'Alene Mines Corporation, an Idaho corporation (the "Company"), we are familiar with the Company's (i) registration statement on Form S-3 (File No. 333-111074), filed with the Securities and Exchange Commission (the "Commission") on December 11, 2003 and the registration statement on Form S-3 filed with the Commission dated January 7, 2004 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act") (each, a "Registration Statement," and together, the "Registration Statements"), and (ii) the prospectus dated December 16, 2003 and the accompanying prospectus supplement related thereto dated January 7, 2004 (the "Prospectus"), with respect to the registration of up to $180,000,000 aggregate principal amount of the Company's senior debt securities designated as 1.25% Convertible Senior Notes due 2024 (the "Notes"). The Notes are being sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") dated as of January 7, 2004 between the Company and Deutsche Bank Securities Inc., as representatives of the underwriters (the "Underwriters").

         The Notes will be issued pursuant to an Indenture (the "Indenture"), dated as of January 13, 2004, by and between the Company and The Bank of New York, as trustee (the "Trustee").

         We are familiar with the corporate action taken by the Company in connection with the authorization, issuance and sale of the Notes. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of
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Coeur d'Alene Mines Corporation
January 13, 2004
Page 2


public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

         In our examination, we have assumed without independent verification
(i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) that such documents are binding on all persons (other than the Company) signing such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

         On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Notes, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The foregoing opinion is subject to the following exceptions, qualifications and limitations:

         A. Our opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

         B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Act or any other federal or state securities laws or regulations.

         C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) under the Indenture or the Underwriting Agreement of, or any consent
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Coeur d'Alene Mines Corporation
January 13, 2004
Page 3

thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Indenture or the Underwriting Agreement of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; or (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party.

         D. We express no opinion as to the applicability to, or the effect of noncompliance by, any party other than the Company with any state or federal laws applicable to the transactions contemplated by the Indenture and the Underwriting Agreement because of the nature of the business of such party.

         We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, which is incorporated by reference into the Registration Statements and the Prospectus, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.

                                                 Very truly yours,

                                                 /s/ Gibson, Dunn & Crutcher LLP

                                                 GIBSON, DUNN & CRUTCHER LLP


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